Exhibit 4.70

EXECUTION VERSION

Dated: 6 March 2026

(1)	SMX (SECURITY MATTERS) PLC

(2)	THOMAS HAWKINS

Agreement

DATED: 6 March 2026

PARTIES

(1)	SMX (Security Matters) Plc, a company incorporated in Ireland with a registered number 722009 and whose registered office is at Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland (the “Company”); and

(2)	Thomas Hawkins who resides at (“Mr Hawkins”).

(each a “Party” and, together, the “Parties”).

RECITALS

(A)	Mr Hawkins was appointed as a director of the Company and the Chairman of the Board on 7 March 2023 and currently holds those positions (the “Positions”).

(B)	Pursuant to the Company’s 2022 Incentive Equity Plan (as amended), Mr Hawkins has been granted (on a post-reverse split basis) options to purchase 163,840 Ordinary Shares at US$20.70 per share and 7,680 Ordinary Shares at US$115.220 per share in the Company (the “Options”) (collectively with the Ordinary Shares underlying the Options, the “Shares”).

(C)	The Parties have had discussions regarding certain matters, including but not limited to matters discussed at various Company board meetings as well as discussed directly or indirectly between the Parties outside of such meetings. Certain of these matters have been addressed in written correspondence which was recently exchanged between the Parties’ respective Irish solicitors (the “Matters”).

(D)	As a result of the Matters and other reasons, Mr Hawkins has decided to resign from the Positions and the Company has agreed to accept such resignation, on the terms set out in this Agreement.

NOW IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

(a)	“Affiliate” means, in relation to any of the Parties, any company, partnership or other entity which from time to time directly or indirectly controls, is controlled by or is under common control with the relevant Party, where control means having the ability to exercise decisive influence on the entity or company whether by ownership, the right to use all or part of the assets of a company or entity, rights in respect of its composition, voting or decisions of the company or entity or otherwise;

(b)	“Agent” means, in relation to a Party (as applicable), that Party’s respective officers, employees, directors, sub-contractors and agents and those of its Affiliates;

(c)	“Business Day” means, a day (not being a Saturday or a Sunday) on which banks generally are open in Dublin for the transaction of normal banking business;

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(d)	“Claims” means all claims, demands, actual or potential causes of action, debts, sums of money, damages between the Parties of any kind whatsoever in any jurisdiction (including for any fees, costs or expenses), and all liabilities and obligations between them, whether direct or indirect, foreseen or unforeseen, known or unknown, contingent or actual, past, present or future, arising in any way, directly or indirectly, out of or in connection with the Matters, save for any action which may be taken by the Parties to implement or enforce the terms of this Agreement or in defending any such claims to implement or enforce the terms of this Agreement;

(e)	“Definitive Documents” mean this Agreement, the Resignation Letter and the Proxy (both terms as defined below);

(f)	“Form S-8” means the SEC registration statement on Form S-8, under the United States Securities Act of 1933 (as amended) (the “Securities Act”);

(g)	“Release Conditions” means each of the following conditions:

(i)	the approval by the board of directors of the Company of:

(A)	the transactions contemplated by the Term Sheet;

(B)	the execution by the Parties of this Agreement, the Resignation Letter and the Proxy;

(C)	the adoption of an non-executive director compensation plan (the “Director Plan”) to permit, among other things, the payment of director’s fees to Mr Hawkins as set forth herein;

(D)	the appointment of three new independent directors of the Company to replace Mr Hawkins and the other resigning directors (whether or not after such approval, any or all of such new directors accept the appointment); and

(E)	the resignation of Mr Hawkins on the terms set out in the Resignation Letter;

(ii)	the Payment Amount (as defined below) has been received in cleared funds in the account nominated by Mr Hawkins as set out below;

(iii)	the Form S-8 has been declared effective by the SEC;

(iv)	all required approvals have been provided to the Transfer Agent (including without limitation, a letter of instruction and opinions of counsel) to enable Mr Hawkins to exercise his Options on a cashless basis and sell the resulting Shares under the Form S-8 or pursuant to the volume restrictions under Rule 144;

(h)	“Release Date” means the date upon which all of the Release Conditions have been fully satisfied in accordance with the terms of this Agreement;

(i)	“Rule 144” means Rule 144 promulgated under the Securities Act;

(j)	“SEC” means the United States Securities and Exchange Commission;

(k)	“Service Document” means a writ, summons, order, judgment or other document relating to or issued in connection with any proceedings;

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(l)	“Term Sheet” means the term sheet dated 2 March 2026 entered into by the Company, Mr Hawkins, Ophir Sternberg and Roger Meltzer in connection with this Agreement; and

(m)	“Transfer Agent” means Continental Stock Transfer & Trust Company.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated) or partnership (in each case whether or not having separate legal personality);

(b)	references to “this Agreement” shall include the Recitals, which form part of this Agreement, and references to clauses and the Recitals are to clauses of and the Recitals to this Agreement;

(c)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(d)	words in the singular shall include the plural and vice versa;

(e)	a reference to “includes” or “including” will be construed as “includes without limitation” or “including without limitation” (as the case may be).

2.	SATISFACTION OF RELEASE CONDITIONS

2.1	Each of the executed Definitive Documents (including this Agreement) shall be held in escrow by the Company’s Irish solicitors, Arthur Cox LLP and will not be released from escrow, nor will any of these documents (including this Agreement) become effective unless and until each and every of the Release Conditions are fully satisfied.

2.2	In the event that each and every of the Release Conditions are not fully satisfied by 10 March 2026, then the Parties hereby agree that each of the Definitive Documents (including this Agreement) shall be deemed to terminate with immediate effect, will be abandoned by the Parties and will otherwise cease to have any legal effect whatsoever, save for the confidentiality provision at clause 16 of this Agreement which shall be the only provision which survives such an event. In that scenario, this Agreement and all engagement between the Parties and their respective legal advisors in connection with the preparation, negotiation and execution of this Agreement will remain subject to without prejudice privilege. The Parties agree to work together in good faith to extend the date provided for in this clause 2.2 if necessary to effect the transaction, provided that any such extension shall only be valid and effective and binding on the Parties hereto if it is in writing and it is signed by all Parties.

2.3	Each Party (or their respective agents) shall promptly notify the other Party in writing that any individual Release Condition has been satisfied.

2.4	Once all Release Conditions have been satisfied, the Parties (or their respective agents) shall promptly exchange written confirmation acknowledging that the Release Date has occurred and specifying the date on which the last Release Condition was satisfied. Such written confirmation shall constitute prima facie evidence of the Release Date for the purposes of this Agreement but shall not be required for the Release Date to occur or for any provision of this Agreement to take effect. Once all of the Release Conditions are fully satisfied in accordance with the terms of this Agreement, Arthur Cox LLP will release the Definitive Documents from escrow.

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3.	Full And Final MUTUAL Release

3.1	Subject to clause 2 above, the Parties each agree (for themselves and on behalf of each of their respective Affiliates and Agents) that this Agreement shall constitute full and final settlement, and irrevocable and unconditional waiver and release, of all Claims.

4.	Covenant Not To Sue

4.1	Subject to clause 2 above, each Party covenants and undertakes in favour and for the benefit of each other Party that:

(a)	they shall not make or maintain, and shall procure that none of their Affiliates or Agents make or maintain any Claims;

(b)	they shall not at any time, sell, assign or otherwise transfer or purport to sell, assign, or otherwise transfer any Claims to any person (including their Affiliates and Agents) who is not bound by the terms of this Agreement; and

(c)	they shall not in any way support, encourage, incite, maintain, assist, cause, or procure any person who is not bound by the terms of this Agreement (including any Affiliate or Agent) to assert, institute or continue any Claims.

4.2	None of the provisions of this Agreement shall prevent any of the Parties from bringing a claim to implement or enforce the terms of this Agreement or in defending any such claim.

5.	DIRECTOR RESIGNATION

5.1	Mr Hawkins shall resign his directorship in and all other positions with the Company with effect as and from the Release Date. For the avoidance of doubt, Mr Hawkins is resigning for reasons other than any disagreement on a matter relating to the Company’s operations, policies or practices.

5.2	Mr Hawkins shall concurrently with the execution of this Agreement, deliver to the Company a signed version of the agreed form of resignation letter at Appendix 1 to this Agreement (the “Resignation Letter”) to be held in escrow until the Release Date.

5.3	Save where a breach of this Agreement (other than a breach by Mr Hawkins) has occurred and is continuing, from the date of this Agreement until the Release Date, Mr Hawkins shall abstain from attending meetings of the board of directors of the Company or, if he does attend, shall vote in line with the majority of the other directors of the Company.

6.	SHARE TRANSFERS

6.1	On or about the date Mr Hawkins delivers the signed Resignation Letter and executes this Agreement, the Company shall file with the SEC the Form S-8 in order to facilitate the sale of the Shares pursuant to the terms of the Form S-8, with no off-market or block trades.

6.2	All requirements of the Transfer Agent to authorise the market sales through brokerage accounts of the Shares, shall be provided by the Company or Company counsel, promptly after the execution of this Agreement.

6.3	All requirements to enable Mr Hawkins to, exercise his Options on a cashless basis and sell the resulting Shares under the Form S-8 or pursuant to the volume restrictions under Rule 144 will be taken as a matter of urgency and priority.

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6.4	Mr Hawkins shall concurrently with the execution of this Agreement, deliver to the Company a signed form of proxy authorising Mr Haggai Alon, or his nominee, to vote all ordinary shares beneficially owned by Mr Hawkins (directly or indirectly) (including any ordinary shares issued to Mr Hawkins upon exercise of his Options, if any) at any general or special meeting of the Company, until such time as Mr Hawkins no longer beneficially owns any Shares (the “Proxy”). The Proxy shall be in the agreed form of Proxy at Appendix 2 to this Agreement.

6.5	Mr Hawkins hereby irrevocably appoints the Company (acting by any director or officer of the Company for the time being) as his true and lawful attorney with full power and authority, on his behalf and in his name or otherwise, to execute and deliver any proxy form or other instrument which Mr Hawkins is required to execute or deliver pursuant to clause 6.4 and which he has failed to execute or deliver within two (2) Business Days of being requested to do so by the Company in writing.

7.	PAYMENT

7.1	In consideration of the Parties’ agreement to the terms of this Agreement, the Company will pay to Mr Hawkins director’s fees pursuant to the Director Plan in the principal sum of US$150,000 (the “Payment Amount”). Mr Hawkins shall be responsible for his own taxes.

7.2	Subject to clause 2, the Company shall pay the Payment Amount immediately upon satisfaction of all of the other Release Conditions by way of electronic funds transfer to:

8.	DIRECTOR AND OFFICER INSURANCE

8.1	The Company shall procure no later than the one month anniversary of the date hereof that its Directors and Officers Insurance Policy shall continue to provide cover for Mr Hawkins in respect of his period of service as a director of the Company for a minimum of six (6) years from the Release Date, on terms no less favourable than those in place immediately prior to the Release Date. The Company shall, if so requested by Mr Hawkins, provide evidence in writing that coverage under the Directors and Officers Insurance Policy remains in place as required by this clause.

9.	INDEMNITY

9.1	The Company shall indemnify and keep indemnified Mr Hawkins from and against any and all claims, actions, proceedings, liabilities, costs, charges, losses and expenses (including reasonable legal fees) incurred or asserted against Mr Hawkins arising out of or in connection with this service as a director of the Company on terms substantially the same as those in place immediately prior to the Release Date.

9.2	The indemnity in clause 9.1 shall not apply to the extent that the relevant claim, action, proceeding, liability, cost, charge, loss or expense arises directly from or is directly attributable to fraud or wilful misconduct on the part of Mr Hawkins.

10.	COSTS

10.1	Each Party shall pay its own legal costs in relation to the Claims and in connection with the preparation and carrying into effect of this Agreement.

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11.	No Admission

11.1	This Agreement is entered into in connection with the compromise of disputed matters as well as in light of other commercial considerations. It is not and shall not be represented or construed by any Party as, an admission of liability or wrongdoing on the part of any Party to this Agreement or any other person or entity.

12.	Non-DISPARAGEMENT

Each of the Parties (and their respective Affiliates and Agents) agree that they shall not, in any way, directly or indirectly, alone or in concert with others:

12.1	cause, permit, express or cause to be expressed, orally or in writing, any remarks, statements, comments, insinuations and/or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be derogatory or critical of, or negative toward any of the other Parties, their Affiliates and/or Agents; and/or

12.2	harass or threaten, nor otherwise engage in any form of offensive or threatening behaviour, nor otherwise interfere in any way in the business or actions of any of the other Parties, their Affiliates and Agents.

13.	Warranties And Representations

13.1	Each Party warrants and represents to the other Party that it has the full right, power and authority to execute, deliver and perform this Agreement.

13.2	Each Party warrants and represents to the other Party that it has not sold, transferred, assigned or otherwise disposed of its interest in any Claim (and that it will not at any time hereafter sell, transfer, assign or otherwise purport to dispose of such interests).

13.3	Each Party severally warrants to each other Party that each warranty given in this clause 13 is true and complete.

13.4	Each Party acknowledges that it is entering into this Agreement in reliance on the warranties set out in this clause 13, which have also been given as representations and with the intention of inducing the other Parties to this Agreement to enter into this Agreement.

13.5	Every representation and warranty given in this clause 13 is to be construed independently and (except where this Agreement provides otherwise) is not limited by any other provision of this Agreement or by any other representation and warranty.

13.6	The Company warrants and represents that there is no material misstatement or omission contained in the Form S-8.

14.	Independent Legal Advice

14.1	Each of the Parties acknowledge that they have received independent legal advice prior to entering into this Agreement and that the precise meaning and effect of the terms of this Agreement, and the obligations of the Parties arising therefrom, have been fully explained to them.

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15.	Assignment

15.1	No Party shall assign, transfer, charge or otherwise deal with any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, without the prior written consent of the other Party.

15.2	This Agreement will be binding on and endure for the benefit of the successors and permitted assigns of the Parties.

16.	Confidentiality

16.1	The Parties agree that the existence and terms of this Agreement and the substance of all negotiations in connection with it (including all documentation relating to such negotiations) are confidential to the Parties who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of each other Party other than:

(a)	as required by law or any regulatory obligation, including but not limited to the SEC and NASDAQ Stock Market LLC rules provided that, prior to the making of any such disclosure, the Company shall notify Mr Hawkins in writing of the proposed disclosure and shall afford Mr Hawkins an opportunity to approve the form and content of the disclosure, which approval shall be provided within two (2) Business Days and shall not be unreasonably withheld;

(b)	to the Parties’ respective auditors and lawyers on a confidential basis; or

(c)	as far as necessary to implement and enforce any of the terms of this Agreement.

16.2	The obligations of each of the Parties in this clause 16 shall continue without limit in time and notwithstanding the termination of this Agreement for any reason, including but not limited to the failure to satisfy all of the Release Conditions in accordance with clause 2 of this Agreement.

17.	NOTICES

17.1	Any notice or other communication under this Agreement shall only be effective if it is in writing and sent by email or post.

17.2	Save as provided in this Agreement, no notice or other communication given or made pursuant to this Agreement may be withdrawn or revoked.

18.	Entire Agreement

18.1	The Parties confirm that this Agreement represents the entire understanding and constitutes the whole Agreement, in relation to its subject matter and supersedes any previous Agreements between the Parties with respect to such subject matter. Each Party acknowledges that it has not entered into this Agreement in reliance wholly or partly on any representation or warranty made by or on behalf of any other Party (whether orally or in writing) other than as expressly set out in this Agreement. Nothing in this clause 18 shall exclude or limit liability for fraud.

19.	Amendments

19.1	Any variation or amendment to this Agreement shall only be valid and effective and binding on the Parties hereto if it is in writing and it is signed by all Parties.

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20.	Waiver

20.1	No failure or delay by a Party to exercise any right, power or remedy provided by law or hereunder shall operate as a waiver of the same or of some other right, power or remedy nor shall any partial exercise thereof preclude any further exercise of the same or some other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by law or otherwise.

21.	Counterparts

21.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Severability

22.1	Each of the provisions of this Agreement is severable. If any such provision or part thereof is or becomes illegal, invalid or unenforceable in any respect, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remaining provisions hereunder shall not in any way be affected or impaired thereby.

23.	Governing Law And Jurisdiction

23.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Irish law.

23.2	Each Party irrevocably agrees that the Irish Courts shall have exclusive jurisdiction to settle any claim, dispute or difference of whatever nature arising out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, enforcement, termination or validity or non-contractual obligations arising out of or in connection with this Agreement) and the Parties irrevocably submit to the exclusive jurisdiction of the Irish Courts.

23.3	Each Party irrevocably waives any right that it may have to object to an action being brought in the Irish Courts, to claim that the action had been brought in an inconvenient form or to claim that those Courts do not have jurisdiction.

24.	AGENT FOR SERVICE

24.1	Mr Hawkins irrevocably appoints Micheál Mulvey to be its agent for the service of process in Ireland. Mr Hawkins further agrees that any Service Document may be effectively served on it in connection with proceedings in Ireland by service on its agent.

24.2	Any Service Document shall be deemed to have been duly served if marked for the attention of Micheál Mulvey at Simmons & Simmons (Ireland) LLP, One Molesworth Street, Dublin, D02 RF29, Ireland or such other address within Ireland as may be notified and:

(a)	left at the specified address; or

(b)	sent to the specified address by pre-paid post.

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24.3	In the case of clause 24.2(a) the Service Document shall be deemed to have been duly served when it is left. In the case of clause 24.2(b) the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

24.4	If the agent at any time ceases for any reason to act as such, Mr Hawkins shall appoint a replacement agent having an address for service in Ireland and shall notify the Company of the name and address and email of the replacement agent. Failing such appointment and notification, the Company shall be entitled by notice to Mr Hawkins to appoint a replacement agent to act on Mr Hawkins’ behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

24.5	A copy of any Service Document served on an agent shall promptly be sent by email or by post to Mr Hawkins. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

25.	Remedies

25.1	If either Party breaches this Agreement, the non-breaching Party shall be entitled to seek an order for specific performance and/or any other equitable relief to compel the breaching Party to comply with its obligations under this Agreement, without prejudice to any other rights or remedies available at law or in equity.

26.	FURTHER ASSURANCE

26.1	Each Party shall do all such reasonable and appropriate acts and things, and execute all such documents, as may be necessary to effect the Release Conditions and to provide the other Party with such comfort as may reasonably be required in connection therewith.

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This Agreement has been entered into on the date stated at the beginning of it.

SIGNED by
for and on behalf of

SMX (SECURITY MATTERS) PLC

SIGNED by
THOMAS HAWKINS

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